                                                                    Exhibit 12.3

Ratio of EBITDA (as defined) less Capital Expenditures to Interest Expense:
--------------------------------------------------------------------------

                                                                                                 Thirteen
                                                                                                Weeks Ended        Unaudited
                                                                              Unaudited  ------------------------  Pro Forma
                                                                              Pro Forma  December 26,  January 1,  January 1,
                              1994      1995      1996      1997      1998      1998        1997         1999         1999
                            -------   -------   -------   -------   -------   -------    ------------  ----------  ----------
EBITDA (As Defined)          $9,875   $13,168   $17,213   $24,522   $43,547   $49,014       9,651        11,078      12,824
Less - capital expenditures   1,941     1,702     2,494     2,285     5,061     8,888         628           712       1,402
                            -------   -------   -------   -------   -------   -------      ------        ------      ------
                              7,934    11,466    14,719    22,237    38,486    40,126       9,023        10,366      11,422

Interest expense              4,823     5,193     4,510     3,463     3,175    28,952       1,046         2,276       6,884
                            -------   -------   -------   -------   -------   -------      ------        ------      ------

Ratio                           1.6       2.2       3.3       6.4      12.1       1.4         8.6           4.6         1.7
